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                     April 26, 2021

       Douglas E. Barnett
       Chief Financial Officer
       Sabre Corp
       3150 Sabre Drive
       Southlake, TX 76092

                                                        Re: Sabre Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-36422

       Dear Mr. Barnett:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology